As filed with the Securities and Exchange Commission on January 24, 2000

                                                     Registration No. 333-94841

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDMENT No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             CHENIERE ENERGY, INC.
             (Exact Name of Registrant as specified in its charter)

             Delaware                                 95-4352386
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                         1200 Smith Street, Suite 1740
                           Houston, Texas 77002-4313
                                 (713) 659-1361
                            (Address, including zip
              code, and telephone number, including area code, of
                   registrant's principal executive offices)

                               Michael L. Harvey
                     President and Chief Executive Officer
                             Cheniere Energy, Inc.
                         1200 Smith Street, Suite 1740
                           Houston, Texas 77002-4312
                                 (713) 659-1361
                         (Name, address, including zip
                code, and telephone number, including area code,
                             of agent for service)

                                   Copies to:
                              John B. Clutterbuck
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                           Houston, Texas 77002-2778
                                 (713) 225-7000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Cheniere Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on January 21, 2000.

                                  CHENIERE ENERGY, INC.

                                  By: /s/ DON A. TURKLESON
                                      -------------------------
                                      Don A. Turkleson
                                      Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                 Title                                   Date
               *                       President, Chief Executive                        January 21, 2000
---------------------------------      Officer and Director
Michael L. Harvey                      (Principal Executive Officer)


/s/  DON A. TURKLESON                  Chief Financial Officer                           January 21, 2000
---------------------------------      (Principal Financial and
Don A. Turkleson                       Accounting Officer)


               *                       Chairman of the Board                             January 21, 2000
---------------------------------
Charif Souki

               *                       Director                                          January 21, 2000
---------------------------------
William D. Forster

               *                       Director                                          January 21, 2000
---------------------------------
Kenneth R. Peak

               *                       Director                                          January 21, 2000
---------------------------------
Charles M. Reimer

               *                       Vice Chairman of the Board                        January 21, 2000
---------------------------------
Walter L. Williams

*/s/  DON A. TURKLESON
---------------------------------
Don A. Turkleson
Attorney-in-fact